      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 1997
                                                      REGISTRATION NO. 333-22837


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                                       ON
                                    FORM S-8
                             REGISTRATION STATEMENT

                                      Under
                           The Securities Act of 1933*

                                  SAFEWAY INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                                                        94-3019135
   (State or other jurisdiction of           5918 Stoneridge Mall Road                   (I.R.S. Employer
   incorporation or organization)              Pleasanton, CA 94588                   Identification Number)

                                 (510) 467-3000
                    (Address of principal executive offices)
                              --------------------
              The Vons Companies, Inc. Management Stock Option Plan
      The Vons Companies, Inc. 1990 Stock Option and Restricted Stock Plan
 Safeway Inc. Stock Option Plan For Former Directors of The Vons Companies, Inc.
                            (Full title of the plan)
                              --------------------
                                 Michael C. Ross
              Senior Vice President, Secretary and General Counsel
                                  Safeway Inc.
                            5918 Stoneridge Mall Road
                              Pleasanton, CA 94588
                                 (510) 467-3000
 (Name, address and telephone number, including area code, of agent for service)

                                   Copies to:

                              Scott R. Haber, Esq.
                             Tracy K. Edmonson, Esq.
                                Latham & Watkins
                        505 Montgomery Street, Suite 1900
                         San Francisco, California 94111
                                 (415) 391-0600



* Filed as a Post-Effective Amendment on Form S-8 to such Registration Statement pursuant to the procedure described herein. See "Introductory Statement."

                             INTRODUCTORY STATEMENT

                  Safeway Inc. ("Safeway") hereby amends its Registration Statement on Form S-4 (No. 333-22837), effective March 6, 1997 (the "S-4 Registration Statement"), by filing this Post-Effective Amendment on Form S-8 relating to (i) 4,097 shares of common stock of Safeway ("Safeway Common Stock") issuable upon exercise of outstanding stock options ("Management Stock Options") granted under The Vons Companies, Inc. Management Stock Option Plan, (ii) 3,524,312 shares of Safeway Common Stock issuable upon exercise of outstanding stock options ("1990 Stock Options") granted under The Vons Companies, Inc. 1990 Stock Option and Restricted Stock Plan, and (iii) 264,917 of Safeway Common Stock issuable upon exercise of outstanding stock options ("Replacement Options") granted under the Safeway Inc. Stock Option Plan for Former Directors of The Vons Companies, Inc. (the "Director Plan"), each as amended to date. The Management Stock Options and the 1990 Stock Options are herein collectively referred to as the "Stock Options." The shares of Safeway Common Stock issuable upon the exercise of the Stock Options and the Replacement Options were registered under the S-4 Registration Statement.

                  On April 8, 1997, SSCI Merger Sub, Inc., a Michigan corporation and a wholly owned subsidiary of Safeway, merged with and into The Vons Companies, Inc. ("Vons"). As a result of the merger, (i) Vons became a wholly owned subsidiary of Safeway, (ii) each then outstanding share of common stock of Vons ("Vons Common Stock") was converted into the right to receive 1.425 shares of Safeway Common Stock, (iii) each outstanding Stock Option, whether vested or unvested, was assumed by Safeway and now constitutes an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the merger, the number (rounded up to the nearest whole number) of shares of Safeway Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Stock Option in full immediately prior to the effective time of the Merger and (iv) Safeway exchanged options to purchase 185,916 of Vons Common Stock ("Director Stock Options") granted pursuant to The Vons Companies, Inc. Directors' Stock Option Plan with Replacement Options to purchase Safeway Common Stock issued pursuant to the Director Plan.

                  Prior to the Merger, the shares of Vons Common Stock issuable upon exercise of the Stock Options and the Director Stock Options were registered by Vons under the following registration statements on Form S-8: The Vons Companies, Inc. 1990 Stock Option and Restricted Stock Plan (No. 33-39246); The Vons Companies, Inc. 1990 Stock Option and Restricted Stock Plan, as amended (33-50957); The Vons Companies, Inc. Management Stock Option Plan (No. 33-42913); and The Vons Companies, Inc. Directors' Stock Option Plan (No. 33-55744).

                  The designation of this Post-Effective Amendment as Registration No. 333-22837 denotes that this Post-Effective Amendment relates only to shares of Safeway Common Stock issuable upon exercise of the Stock Options and the Replacement Options and that this is the first Post-Effective Amendment to the S-4 Registration Statement.

                  The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents filed with the Commission by the Registrant are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 28, 1996 (the "1996 Safeway Form 10-K");

         (b) The portions of the Registrant's 1996 Annual Report to Stockholders that have been incorporated by reference into the 1996 Safeway Form 10-K;

         (c) The portions of the Registrant's Proxy Statement on Schedule 14A dated March 24, 1997 that have been incorporated by reference into the 1996 Safeway Form 10-K;

         (d) Current Reports on Form 8-K dated April 4, 1997, March 13, 1997 and January 8, 1997; and

         (e) Description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on February 20, 1990, including the amendment on Form 8 dated March 26, 1990.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         (Not Applicable)

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Certain legal matters in connection with the Common Stock offered hereby have been passed upon for the Company by Michael C. Ross, Esq., General Counsel of Safeway. Mr. Ross is also a Senior Vice President and the Secretary of Safeway. Safeway has granted Mr. Ross options to purchase Safeway Common Stock, upon the exercise of which he would own less than 1% of the outstanding shares of Safeway Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted by the Delaware General Corporation Law, Safeway's Restated Certificate of Incorporation provides that a director of Safeway will not be personally liable to Safeway or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breach of the duty of loyalty to Safeway or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section

174 of the Delaware General Corporation Law (governing distributions to stockholders), or (iv) for any transaction for which a director derives an improper personal benefit. In addition, Section 145 of the Delaware General Corporation law and Article III, Section 13 of Safeway's By-laws, under certain circumstances, provide for the indemnification of Safeway's officers, directors, employees and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article III, Section 13 of Safeway's By-laws.

         In general, any officer, director, employee or agent will be indemnified against expenses, including attorney's fees, fines, settlements or judgments, which were actually and reasonably incurred, in connection with a legal proceeding, other than one brought by or on behalf of Safeway, to which he was a party as a result of such relationship, if he acted in good faith, and in the manner he believed to be in or not opposed to Safeway's best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action is brought by or on behalf of Safeway, the person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to Safeway's best interest, but no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Safeway unless and only to the extent that the Court of Chancery of Delaware, or the court in which such action was brought, determines upon application that, despite adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which such Court of Chancery or such other court shall deem proper.

         Any indemnification under the previous paragraphs (unless ordered by a court) will be made by Safeway only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances because he has met the applicable standard of conduct set forth above. Such determination will be made (i) by Safeway's board of directors by a majority vote of a quorum of disinterested directors who were not parties to such actions, (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent that a director, officer, employee or agent of Safeway is successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, he will be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

         Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by Safeway in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by Safeway as authorized by Safeway's By-laws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Safeway board of directors deems appropriate.

         The indemnification and advancement of expenses provided by, or granted pursuant to, Section 13 of the By-laws is not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. If a claim for indemnification or payment of expenses under Section 13 of Safeway's By-laws is not paid in full within ninety (90) days after a written claim therefor has been received by Safeway, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, Safeway has the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

         Safeway's board of directors may authorize, by a vote of a majority of a quorum of Safeway's board of directors, Safeway to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Safeway, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Safeway would have the power to indemnify him against such liability under the provisions of Section 13 of the By-laws. Safeway's board of directors may authorize Safeway to enter into a contract with any person who is or was a director, officer, employee or agent of Safeway or is or was serving at the request of Safeway as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if Safeway's board of directors so determines, greater than those provided for in Section 13 of Safeway's By-laws.

         Safeway has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of Safeway.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         (Not applicable)

ITEM 8.  EXHIBITS

     Exhibit No.          Description
     -----------          -----------
         4.1              The Vons Companies, Inc. Management Stock Option Plan
                          (incorporated by reference to Exhibit 10.3 to The Vons
                          Companies, Inc. Annual Report on Form 10-K for the
                          twenty-seven weeks ended January 3, 1988).

         4.2              The Vons Companies, Inc. 1990 Stock Option and
                          Restricted Stock Plan (incorporated by reference to
                          Appendix A to The Vons Companies, Inc. Proxy Statement for its May 17, 1990 Annual Meeting of Shareholders).

         4.3              Amendment, dated February 17, 1993, to The Vons
                          Companies, Inc. 1990 Stock Option and Restricted Stock
                          Plan (incorporated by reference to Exhibit 10.13.1 to The Vons Companies, Inc. Quarterly Report on Form 10-Q for the quarterly period ended March 28, 1993).

         4.4              Amendment, effective as of December 13, 1996, to The
                          Vons Companies, Inc. 1990 Stock Option and Restricted
                          Stock Plan (incorporated by reference to Exhibit
                          10.7.2 to The Vons Companies, Inc. Annual Report on
                          Form 10-K for the fiscal year ended December 29,
                          1996).

         4.5              Form of Amendments, dated April 8, 1997, to The Vons
                          Companies, Inc. Management Stock Option Plan and The
                          Vons Companies, Inc. 1990 Stock Option and Restricted
                          Stock Plan.

         4.6 Form of stock option agreement for former directors of The Vons Companies, Inc. (incorporated by reference to
                          Exhibit 10(iii).12 to Safeway Inc.'s Annual Report on
                          Form 10-K for the fiscal year ended December 28,
                          1996).

        *5.1              Opinion of Michael C. Ross, General Counsel to Safeway
                          Inc.

       *23.1              Consent of Michael C. Ross, General Counsel to Safeway
                          Inc. (included in his opinion filed as Exhibit 5.1).

        23.2              Consent of Deloitte & Touche LLP.

       *24.1              Power of Attorney (included on Page II-6 of this
                          Registration Statement).

-----------------
* Previously filed.


ITEM 9.  UNDERTAKINGS

         (a)      The Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on the 7th day of April, 1997.


                                  SAFEWAY INC.



                                  By   /S/ MICHAEL C. ROSS
                                     ---------------------------------------
                                       Michael C. Ross
                                       Senior Vice President, Secretary
                                       and General Counsel


         Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

            SIGNATURE                     TITLE                             DATE
By * STEVEN A. BURD                  President, Chief                    April 7, 1997
   --------------------------        Executive Officer and
     Steven A. Burd                  Director (Principal
                                     Executive Officer)
By * JULIAN C. DAY                   Executive Vice President            April 7, 1997
   --------------------------        and Chief Financial
     Julian C. Day                   Officer (Principal
                                     Financial and
                                     Accounting Officer)
By * PETER A. MAGOWAN                Chairman of the Board               April 7, 1997
   --------------------------
     Peter A. Magowan
By * SAM GINN                        Director                            April 7, 1997
   --------------------------
     Sam Ginn
By * JAMES H. GREENE, JR.            Director                            April 7, 1997
   --------------------------
     James H. Greene, Jr.
By * PAUL HAZEN                      Director                            April 7, 1997
   --------------------------
     Paul Hazen
By * HENRY R. KRAVIS                 Director                            April 7, 1997
   --------------------------
     Henry R. Kravis
By * ROBERT I. MACDONNELL            Director                            April 7, 1997
   --------------------------
     Robert I. MacDonnell

By * GEORGE R. ROBERTS               Director                            April 7, 1997
   --------------------------
     George R. Roberts
By * MICHAEL T. TOKARZ               Director                            April 7, 1997
   --------------------------
     Michael T. Tokarz

By  /s/ MICHAEL C. ROSS              as attorney in fact
   --------------------------
     Michael C. Ross

                                  EXHIBIT INDEX


    Exhibit
    Number                          Description
    ------                          -----------
     4.1    The Vons Companies, Inc. Management Stock Option Plan (incorporated by reference to Exhibit 10.3 to The Vons Companies, Inc. Annual
            Report on Form 10-K for the twenty-seven weeks ended January 3,
            1988).

     4.2    The Vons Companies, Inc. 1990 Stock Option and Restricted Stock Plan
            (incorporated by reference to Appendix A to The Vons Companies, Inc.
            Proxy Statement for its May 17, 1990 Annual Meeting of
            Shareholders).

     4.3    Amendment, dated February 17, 1993, to The Vons Companies, Inc. 1990
            Stock Option and Restricted Stock Plan (incorporated by reference to
            Exhibit 10.13.1 to The Vons Companies, Inc. Quarterly Report on Form
            10-Q for the quarterly period ended March 28, 1993).

     4.4    Amendment, effective as of December 13, 1996, to The Vons Companies,
            Inc. 1990 Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.7.2 to The Vons Companies, Inc. Annual
            Report on Form 10-K for the fiscal year ended December 29, 1996).

     4.5    Form of Amendments, dated April 8, 1997, to The Vons Companies, Inc.
            Management Stock Option Plan and The Vons Companies, Inc. 1990 Stock
            Option and Restricted Stock Plan.

     4.6    Form of stock option agreement for former directors of The Vons
            Companies, Inc. (incorporated by reference to Exhibit 10(iii).12 to
            Safeway, Inc.'s Annual Report on Form 10-K for the fiscal year ended
            December 28, 1996).

    *5.1    Opinion of Michael C. Ross, General Counsel to Safeway Inc.

   *23.1    Consent of Michael C. Ross, General Counsel to Safeway Inc.
            (included in his opinion filed as Exhibit 5.1).

    23.2    Consent of Deloitte & Touche LLP.

   *24.1    Power of Attorney (included on Page II-6 of this Registration
            Statement).

-----------------------
* Previously filed.